OurPet’s Company Reports 2014 First Quarter Results

FAIRPORT HARBOR, Ohio – April 24, 2014—OurPet’s Company (OTCBB:OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported 2014 first quarter net revenue increased 3.5% to $5,214,471 from $5,040,645 for the same period last year. In addition to adverse weather conditions, higher than budgeted costs related to entry into the private label-value brand market and increased promotions contributed to a decline in income from operations for the 2014 first quarter versus the prior year. Net income was $134,427 for the 2014 first quarter compared to $223,601 a year ago. Earnings per diluted share were $0.01 for the first quarter of 2014 and 2013.

Dr. Steven Tsengas, Chairman and CEO, commented, “Our results for the 2014 first quarter were below expectations due to factors that had a temporary adverse impact on financial performance. We remain optimistic that our 2014 full-year results will achieve record net revenue and record earnings per share. The severe weather conditions we faced during the first three months of 2014 have recently subsided which has also benefited consumer spending, especially by customers at our largest accounts. We are accelerating plans to implement the company’s dual brand growth strategy during the remainder of 2014.”

Dr. Tsengas added, “We have made substantial investments in the roll-out of our dual brand strategy, which include increased business and product development plus higher selling and marketing expenses in order to penetrate key markets in the United States and overseas. Shipments of PetZone® branded products to Food, Mass and Drug customers are expected later this quarter. We further expanded our presence in this market with the addition of new customers in the recently completed quarter. Sales of feline waste and odor control products declined compared to the 2013 first quarter due to temporary timing issues related to the launch of the expanded line of SmartScoop® products. Branded products offered through E-Commerce continued to achieve solid year-over-year sales gains. Interest from current and prospective customers at last month’s Global Pet Expo in new products and company’s dual brand strategy further strengthen the outlook for 2014.”

2014 First Quarter Results

Net revenue increased 3.5% to $5,214,471 for the three months ended March 31, 2014, from $5,040,645 for the same period a year ago. Sales increases in the Food Drug & Mass and E-Commerce markets were partly offset by decreased sales of Pet Specialty products.

Gross profit increased 6.7% to $1,553,901 for the 2014 first quarter from $1,456,371 a year ago. This $97,530 increase in gross profit was primarily attributable to higher sales and lower fixed operating costs versus the 2013 first quarter. Bad weather, promotional sales and some higher than planned costs to enter the private label value market were the principal factors that adversely impacted gross profit for the 2014 first quarter compared to the same period last year. Gross profit margin increased to 29.8% for the 2014 first quarter from 28.9% for the same quarter a year ago.

Income from operations was $240,936 for the 2014 first quarter versus $304,202 for the 2013 first quarter. This decrease was due to higher selling, general and administrative (SG&A) expenses, which included costs related to the roll-out of the company’s dual brand product strategy.

Income before taxes was $215,527 for the 2014 first quarter versus $304,740 the prior year.

Income tax expense of approximately $81,000 for the 2014 first quarter was similar to the same quarter last year. The company’s book tax rate was 37.6% for the three months ended March 31, 2014, compared to 26.6% for the same period in 2013.

Net Income was $134,427 for the 2014 first quarter versus $233,601 for the same period last year. Earnings per share were $0.01 for the first quarter of 2014 and 2013.

EBITDA for the first three months of 2014 was $403,761 compared to $508,805 for the same period a year ago. Depreciation and amortization expense was $152,395 for the 2014 first quarter or $11,425 below the 2013 first quarter. A reconciliation of EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

Investor Conference Call

OurPet’s Company has scheduled an investor conference call for Thursday, April 24, 2014, at 4:30 pm. Eastern Time (ET). Dr. Steve Tsengas, Chairman and CEO, and Scott Mendes, Chief Financial Officer, will discuss the company’s growth strategy and financial results followed by a question and answer session. To participate in the conference call, individuals should dial (877) 485-3107. Phone lines will open at 4:20 p.m. ET. A digital replay of the investor conference call will be available following the call on the company’s website: www.ourpets.com/investor/investors.html.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investor and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com .

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports. For further information, contact:

CONTACTS	INVESTOR RELATIONS
OurPet’s Company	InvestQuest, Inc.
Dr. Steven Tsengas, CEO	Robert Lentz
(440) 343-6500, x111	(614) 876-1900

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended
	March 31,
	2014	2013

Net revenue	$5,214,471	$5,040,645
Cost of goods sold	3,660,570	3,584,274
Gross profit on sales	1,553,901	1,456,371

Selling, general and administrative expenses	1,312,965	1,152,169

Income from operations	240,936	304,202

Other income	(10,430)	(40,783)
Interest expense	35,839	40,245
Income before taxes	215,527	304,740

Income Tax expense	81,100	81,139
Net Income	$134,427	$223,601

Basic and Diluted Earnings Per Common Share
After Dividend Requirements For Preferred Stock:
Net Income	$0.01	$0.01

Weighted average number of common shares outstanding used to calculate basic earnings per share	16,695,076	15,883,560

Weighted average number of common and equivalent shares outstanding used to calculate diluted earnings per share	18,297,349	17,645,946

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
ASSETS
Cash and equivalents	$91,650	$57,975
Receivables, net	2,650,309	2,811,139
Inventories, net	6,922,298	5,876,724
Prepaid expenses	534,591	397,268
Total current assets	10,198,848	9,143,106

LONG TERM ASSETS
Property and equipment, net	1,990,727	1,891,209
Amortizable intangible assets, net	362,373	370,850
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	18,003	18,003
Total long term assets	2,899,614	2,808,573

Total assets	$13,098,462	$11,951,679

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$100,000	$100,000
Current maturities of long-term debt	312,049	397,575
Accounts payable	2,097,738	1,169,925
Accrued expenses	507,438	861,010
Total current liabilities	3,017,225	2,528,510

LONG TERM LIABILITIES
Long-term debt - less current portion above	670,378	721,389
Revolving line of credit	2,415,032	1,833,032
Deferred income taxes	232,427	245,775
Total long term liabilities	3,317,837	2,800,196

Total liabilities	6,335,062	5,328,706

Stockholders' Equity	6,763,400	6,622,973

Total liabilities and stockholders' equity	$13,098,462	$11,951,679

EBITDA	Q1'14	Q1'13

Net Income	$134,427	$223,601
Interest expense	$35,839	40,245
Tax Expense	$81,100	81,139
Depreciation	$133,685	152,189
Amortization	$18,710	11,631
Total EBITDA	$403,761	$508,805

Stock Options expense	$3,000	$6,000
Warrants expense	$3,000	$3,000
Total Adjusted EBITDA	$409,761	$517,805

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.